Exhibit 99.1

Fairchild Semiconductor Reports Results for the Second Quarter of 2008

•	Sales Growth at High End of Guidance

•	Strong Order Rates Drive Potential for Above-Seasonal Sales Growth in the Third Quarter

•	Record Sales for Smart Power Modules, High Frequency Voltage Regulators and Logic Translators

Fairchild Semiconductor (NYSE: FCS), the leading global supplier of power semiconductors, today announced results for the second quarter ended June 29, 2008. Fairchild reported second quarter sales of $418.7 million, up 3% from the prior quarter and 2% higher than the second quarter of 2007.

Fairchild reported second quarter net income of $6.9 million or $0.05 per diluted share compared to net income of $17.1 million or $0.14 per diluted share in the prior quarter and net income of $3.4 million or $0.03 per diluted share in the second quarter of 2007. Included in these results is an $11.3 million charge related to asset impairments and restructuring actions to streamline the company’s cost structure and a discrete $1.7 million net tax benefit. Gross margin was 28.6%, 160 basis points lower sequentially and 60 basis points higher than in the second quarter of 2007.

Fairchild reported second quarter adjusted net income of $21.5 million or $0.17 per diluted share, compared to adjusted net income of $23.2 million or $0.19 per diluted share in the prior quarter and adjusted net income of $17.7 million or $0.14 per diluted share in the second quarter of 2007. Adjusted net income excludes amortization of acquisition-related intangibles, restructuring and impairments, purchased in-process research and development, reserves for potential litigation outcomes, System General purchase accounting charges, costs associated with the redemption of convertible debt, associated net tax benefits of these items and other acquisition-related intangibles, and tax benefits from finalized tax filings and positions.

“Our second quarter sales were at the high end of our expectations,” said Mark Thompson, Fairchild’s president and CEO. “Orders for the second half were also strong and we enter the third quarter with a very healthy level of backlog. We benefited from record sales of our Smart Power Modules into the appliance end market, high frequency voltage regulators for handset applications and our new logic translators. We expect to accelerate new product sales in the second half of 2008 as more design wins ramp into production.

End Markets and Channel Activity

“End market demand was consistently strong during the quarter,” said Thompson. “Our highest order rates for the quarter were for our products that support the computing, handset and power supply end markets. Our sales into the OEM channel were up 18% from a year ago driven primarily by new product sales and we expect this trend to continue in the second half of 2008. Distributor sell-through increased more than 3% from the prior quarter which resulted in nearly a one week reduction in channel inventory. Overall product pricing was down between 1 to 2% sequentially and within our normal range. We maintained lead times within a stable range of 7 – 8 weeks during the quarter.

Second Quarter Financials

“We posted strong sales growth even as we reduced both channel and internal inventories,” said Mark Frey, Fairchild’s executive vice president and CFO. “We reduced internal inventory nearly $9 million sequentially as sales growth outpaced our factory loadings. Gross margin was 28.6% which was impacted by the greater-than-expected inventory reduction as well as higher energy related expenses. R&D and SG&A expenses were slightly better than expected due to continued cost discipline. Cash and marketable securities decreased $28.8 million to $436.3 million in the second quarter which reflected cash flow from operations of $83.4 million, capital spending of $57.9 million and the use of $50 million to reduce overall debt. During the quarter we successfully refinanced our $200 million in convertible debt by borrowing an additional $150 million under our existing senior credit facility and using $50 million in cash.

Third Quarter Guidance

“We expect third quarter revenue to be up 2 to 5 percent,” said Frey. “At the start of the quarter, we had more than 90% of this sales guidance booked and scheduled to ship. We expect gross margin to increase 150 to 225 basis points sequentially as we benefit from higher factory loadings, better product mix and more assembly and test in-sourcing. We expect R&D and SG&A expenses to be approximately $89 to $92 million and net interest and other expenses to be about $5.5 million for the third quarter.”

This press release includes references to adjusted net income (which excludes amortization of acquisition-related intangibles, restructuring and impairments, purchased in-process research and development, reserves for potential litigation outcomes, System General purchase accounting charges, costs associated with the redemption of convertible debt, associated net tax benefits of these items and other acquisition-related intangibles, and tax benefits from finalized tax filings and positions), statements of operations prepared in accordance with generally accepted accounting principles (GAAP) (which include these items), and a reconciliation from adjusted net income to GAAP net income and adjusted gross margin to GAAP gross margin. GAAP and adjusted results both include equity based compensation expense. Adjusted results are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. Fairchild presents adjusted results because its management uses them as additional measures of the company’s operating performance, and management believes adjusted financial information is useful to investors because it illuminates underlying operational trends by excluding significant non-recurring, non-cash or otherwise unusual transactions. Fairchild’s criteria for determining adjusted results may differ from methods used by other companies, and should not be regarded as a replacement for corresponding GAAP measures.

Special Note on Forward Looking Statements:

Some of the paragraphs above contain forward-looking statements that are based on management’s assumptions and expectations and involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from low tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor is a global leader delivering energy-efficient power analog and power discrete solutions. Fairchild is The Power Franchise®, providing leading-edge silicon and packaging technologies, manufacturing strength and system expertise for consumer, communications, industrial, portable, computing and automotive systems. An application-driven, solution-based semiconductor supplier, Fairchild provides online design tools and design centers worldwide as part of its comprehensive Global Power ResourceSM. Please contact us on the web at www.fairchildsemi.com.

Editorial Contacts:

Fairchild Semiconductor:	Fairchild Semiconductor:	Agency Contact:
Patti Olson	Dan Janson	Topaz Partners
Corporate Communications	Investor Relations	Paul R. Hughes
(800) 341-0392 X 8728	(207) 775-8660	1-781-404-2416
Email: patti.olson@fairchildsemi.com	Email: investor@fairchildsemi.com	Email: phughes@topazpartners.com

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 29, 2008	March 30, 2008	July 1, 2007	June 29, 2008	July 1, 2007
Total revenue	$418.7	$406.3	$408.9	$825.0	$811.5
Cost of sales (1)	299.1	283.8	294.3	582.9	585.4

Gross margin	119.6	122.5	114.6	242.1	226.1

Gross margin %	28.6%	30.2%	28.0%	29.3%	27.9%
Operating expenses:
Research and development (2)	30.3	29.8	28.6	60.1	55.5
Selling, general and administrative (3)	58.6	60.1	60.5	118.7	117.7
Amortization of acquisition-related intangibles	5.5	5.6	5.6	11.1	12.4
Restructuring and impairments	11.3	0.2	5.5	11.5	6.1
Purchased in-process research and development	—	—	—	—	3.7
Charge for potential litigation outcomes, net	—	—	1.7	—	1.7

Total operating expenses	105.7	95.7	101.9	201.4	197.1

Operating income	13.9	26.8	12.7	40.7	29.0
Other expense, net	6.3	5.2	5.5	11.5	10.2

Income before income taxes	7.6	21.6	7.2	29.2	18.8
Provision for income taxes	0.7	4.5	3.8	5.2	9.1

Net income	$6.9	$17.1	$3.4	$24.0	$9.7

Net income per common share:
Basic	$0.06	$0.14	$0.03	$0.19	$0.08

Diluted	$0.05	$0.14	$0.03	$0.19	$0.08

Weighted average common shares:
Basic	124.9	124.4	123.9	124.7	123.6

Diluted	125.8	125.1	126.3	125.4	126.2

(1) Equity compensation expense included in cost of sales	$1.3	$1.0	$1.3	$2.3	$3.0
(2) Equity compensation expense included in research and development	$1.3	$0.9	$1.1	$2.2	$2.0
(3) Equity compensation expense included in selling, general and administrative	$3.3	$5.0	$4.4	$8.3	$7.9

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income To Adjusted Net Income

(In millions)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 29, 2008	March 30, 2008	July 1, 2007	June 29, 2008	July 1, 2007
Net income	$6.9	$17.1	$3.4	$24.0	$9.7
Adjustments to reconcile net income to adjusted net income:
Restructuring and impairments	11.3	0.2	5.5	11.5	6.1
Purchased in-process research and development	—	—	—	—	3.7
Charge for potential litigation outcomes, net	—	—	1.7	—	1.7
System General purchase accounting charges	—	—	1.6	—	3.7
Costs associated with the redemption of convertible debt	0.4	—	—	0.4	—
Amortization of acquisition-related intangibles	5.5	5.6	5.6	11.1	12.4
Associated tax effects of the above and other acquisition intangibles	(0.1)	0.3	(0.1)	0.2	(0.4)
Tax benefits from finalized tax filings and positions	(2.5)	—	—	(2.5)	0.9

Adjusted net income	$21.5	$23.2	$17.7	$44.7	$37.8

Adjusted net income per common share:
Basic	$0.17	$0.19	$0.14	$0.36	$0.31

Diluted	$0.17	$0.19	$0.14	$0.36	$0.30

Fairchild Semiconductor International, Inc.

Reconciliation of Gross Margin To Adjusted Gross Margin

(In millions)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 29, 2008	March 30, 2008	July 1, 2007	June 29, 2008	July 1, 2007
Gross margin	$119.6	$122.5	$114.6	$242.1	$226.1
Adjustments to reconcile gross margin to adjusted gross margin:
System General purchase accounting charges	—	—	1.6	—	3.7

Adjusted gross margin	$119.6	$122.5	$116.2	$242.1	$229.8

Adjusted gross margin %	28.6%	30.2%	28.4%	29.3%	28.3%

Adjusted net income, adjusted net income per share, and adjusted gross margin should not be considered as alternatives to net income, net income per share, gross margin or other measures of consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance, or as alternatives to cash flow as a measure of liquidity.

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	June 29, 2008	March 30, 2008	December 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$390.8	$417.0	$409.0
Short-term marketable securities	0.9	0.9	2.1
Receivables, net	186.3	190.8	179.0
Inventories	240.7	249.3	243.5
Other current assets	37.9	40.0	51.9

Total current assets	856.6	898.0	885.5

Property, plant and equipment, net	701.9	679.1	676.0
Intangible assets, net	112.6	118.1	123.7
Goodwill	365.0	365.0	353.2
Long-term marketable securities	44.6	47.2	51.0
Other assets	39.9	39.7	43.2

Total assets	$2,120.6	$2,147.1	$2,132.6

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$5.3	$203.7	$203.7
Accounts payable	146.2	127.2	130.6
Accrued expenses and other current liabilities	96.9	104.8	110.5

Total current liabilities	248.4	435.7	444.8

Long-term debt, less current portion	532.5	385.0	385.9
Other liabilities	87.5	90.8	80.2
Minority Interest	—	—	—

Total liabilities	868.4	911.5	910.9

Temporary equity - deferred stock units	3.2	3.7	3.2
Total stockholders’ equity	1,249.0	1,231.9	1,218.5

Total liabilities, temporary equity and stockholders’ equity	$2,120.6	$2,147.1	$2,132.6

Fairchild Semiconductor International, Inc.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended	Six Months Ended
	June 29, 2008	June 29, 2008	July 1, 2007
Cash flows from operating activities:
Net income	$6.9	$24.0	$9.7
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	33.0	66.1	63.3
Non-cash stock-based compensation expense	5.9	12.8	12.9
Non-cash restructuring and impairments expense	8.0	8.0	2.4
Purchased in-process research & development	—	—	3.7
Deferred income taxes, net	(0.7)	0.7	(2.1)
Other	1.1	1.5	1.1
Changes in operating assets and liabilities, net of acquisitions	29.2	8.7	(17.5)

Cash provided by operating activities	83.4	121.8	73.5

Cash flows from investing activities:
Capital expenditures	(57.9)	(88.6)	(50.7)
Purchase of marketable securities	—	(3.5)	(137.5)
Sale of marketable securities	—	5.0	124.8
Maturity of marketable securities	—	0.1	0.1
Other	(0.7)	(1.0)	(1.0)
Acquisitions and divestitures, net of cash acquired	—	—	(171.2)

Cash used in investing activities	(58.6)	(88.0)	(235.5)

Cash flows from financing activities:
Repayment of long-term debt	(201.0)	(201.9)	(1.9)
Issuance of long-term debt	150.0	150.0	—
Proceeds from issuance of common stock and from exercise of stock options, net	3.3	5.2	23.2
Other	(3.3)	(5.3)	(11.7)

Cash provided by (used in) financing activities	(51.0)	(52.0)	9.6

Net change in cash and cash equivalents	(26.2)	(18.2)	(152.4)
Cash and cash equivalents at beginning of period	417.0	409.0	525.2

Cash and cash equivalents at end of period	$390.8	$390.8	$372.8